Exhibit 4.20.5

Additional Agreement No. 5

to Contract on connection of telecommunication networks as amended by Agreement No.1097-05 dated December 27, 2005, between OAO Rostelecom and OJSC VolgaTelecom

Moscow	Dated July 24, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and VolgaTelecom, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by OAO VolgaTelecom General Director Sergey Valeryevich Omelchenko, authorized to act by the Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments to Appendix No. 9 to the Contract on Network Connection (hereinafter, “the Contract”), as follows:

1.                                             Tables “Details of recipient of the bill (Subscriber)” and “Subscribers’ Numbers (Phone)”  are changed by the tables of the following wording:

Details of recipient of the bill (Subscriber)

Attribute name	Obligation degree	Acceptable values	Description
subscriber_id	Obligatory given as a parameter	Symbol line of 15 digits	The unique identifier of the Subscriber within the Operator’s company
legal_entity	All subscribers	0 - individual 1-legal entity	Feature of a legal entity
category	All subscribers	0- Budgetary organizations 1- Self-sustained organizations 2-population 3-Non-incorporated individual entrepreneur	Type of subscriber

Subscribers’ Numbers (Phone)

Attribute name	Obligation degree	Acceptable values	Description
phone_number	Obligatory given as a parameter	Line of 10 characters (figures only)	Full subscriber number
device	All subscribers	0-telephone 1-call office	Type of the subscriber gear
price_plan	All subscribers	0-office 1-population 2- Self-sustained organizations 3- Budgetary organizations	Tariff

vat_free	Diplomatic mission or their employees	0- default VAT rate 1- 0% VAT rate	The sign of 0% VAT rate application to the realization of the services

2.                                             This Agreement is an integral part of the Contract.

3.                                             All terms used in this Agreement have a meaning, fixed for them in the Contract.

4.                                             All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

5.                                             The agreement is issued in the Russian language in two original counterparts, one for each Party.

6. The Agreement becomes effective as of its signature and shall take effect as from the date immediately following the commencement of the Contract. This Additional Agreement shall remain in effect through April 01, 2006. If neither Party announces termination of this Agreement thirty (30) calendar days before its stated expiration, this Agreement shall be automatically extended for each subsequent period of three calendar months. The number of periods for which the effect hereof can be prolonged is not limited.

7. Details and Signatures of the Parties

OAO Rostelecom:	OJSC VolgaTelecom

General Director	General Director
OAO Rostelecom	OJSC VolgaTelecom

D.Ye. Yerokhin	S.V. Omelchenko
Date 2006	Date 2006
Seal here	Seal here